Exhibit (k)(5)

EXECUTION VERSION

CONFIRMATION

To:	Flat Rock Opportunity Fund
From:	Nomura Securities International, Inc.
Date:	September 30, 2026
Subject:	Repurchase Transaction Facility

Nomura trade reference:	To be advised

The purpose of this letter, a "Confirmation" for the purposes of the Agreement (as defined below), is to set forth the terms and conditions of the above repurchase transaction facility (the "Facility") entered into between Party A and Party B on the Facility Commencement Date referred to below.

This Confirmation supplements and forms part of, and is subject to, the Master Repurchase Agreement as entered into between Nomura Securities International, Inc. (“Party A”) and Flat Rock Opportunity Fund (“Party B”) as of August 26, 2026 (as amended, supplemented or modified from time to time, the “Agreement”). Words and phrases defined in the Agreement and used in this Confirmation will have the same meaning herein as in the Agreement.

All provisions contained in the Agreement govern this Confirmation except as expressly modified in this Confirmation; provided that the parties agree that in the event of any inconsistency between the provisions of the Agreement (including any annex thereto) and the provisions of this Confirmation, the provisions of this Confirmation will prevail for the purpose of the Facility and each Transaction hereunder.

This Confirmation evidences a separate repurchase transaction (each, a “Transaction”, and together, the “Transactions”) with respect to each Purchased Security specified in Appendix 1 from time to time (all such Purchased Securities in aggregate, the “Portfolio”) as if the details specified in Appendix 1 with respect to that Purchased Security were set out in this Confirmation in full. Each such Transaction will have a unique Transaction Number as is set out in Appendix 1. The terms of the Facility and each particular Transaction to which this Confirmation relates are as follows:

1.	Trade Specific Terms.

(a)	Buyer: Party A.

(b)	Seller: Party B.

(c)	Facility Commencement Date: September 30, 2026.

(d)	Facility End Date: The earliest of (i) 24 months from the Facility Commencement Date, subject to adjustment by the parties pursuant to the proviso below (which date, subject to adjustment by the parties pursuant to the proviso below, the “Scheduled Facility End Date”), (ii) with respect to the portion of the Maximum Facility Size identified in the relevant Optional Termination Notice by Seller, the relevant Optional Termination Date with respect to the portion of the Maximum Facility Size so identified in the Optional Termination Notice, and (iii) the Accelerated Repurchase Date (as defined in Section 2 below); provided that on each Facility Extension Date, upon an agreement in writing by both parties (on terms which may be different than the terms set out in this Confirmation, as may be agreed in writing by the parties), the Scheduled Facility End Date may be extended for a new 24 month term.

(e)	Facility Extension Date: (i) The date that falls 12 calendar months from the Facility Commencement Date and each anniversary of such date, or (ii) any other date that is mutually agreed upon by Buyer and Seller.

(f)	Optional Termination Date: Any Business Day designated by Seller upon no less than fifteen (15) Business Days’ irrevocable written notice to Buyer (each such notice, an “Optional Termination Notice”). An Optional Termination Date may be designated from time to time as to any portion of the excess of the Maximum Facility Size over the Aggregate Purchase Price that is identified in the relevant Optional Termination Notice.

(g)	Purchased Securities: As set out in Appendix 1 to this Confirmation, subject to adjustments in accordance with Section 6 of this Confirmation.

(h)	Initial Purchased Securities: The Purchased Securities as of the Facility Commencement Date, as set out in Appendix 1 to this Confirmation.

(i)	Purchase Date: With respect to each Purchased Security as set out in Appendix 1 to this Confirmation.

(j)	Purchase Price: With respect to any Purchased Security, on any date of determination, the “Purchase Price” with respect to each Transaction shall be the remainder of

(x) the Initial Purchase Price with respect to such Transaction,

minus

(y) the sum of the pro rata portion of all Excess Cashflow Payments made by Seller that have been allocated to such Transaction in accordance with Section 1(z) on or prior to such date of determination.

“Initial Purchase Price” means, with respect to any Transaction, the amount (expressed in USD) with respect to the Purchased Security relating to such Transaction on the Purchase Date equal to the remainder of (x) the Day One Market Value of such Purchased Security as of the Purchase Date, minus (y) the Haircut Amount of such Purchased Security as of the Purchase Date.

“Day One Market Value” means, with respect to any Purchased Security, an amount in USD equal to the product of (x) the outstanding face amount of such Purchased Security as of the Purchase Date, multiplied by (y) the bid side price for such Purchased Security as of the close of business in New York on the Purchase Date, as determined by the Securities Valuation Agent and agreed upon by Buyer and Seller, expressed as a percentage of the outstanding face amount.

(k)	Aggregate Purchase Price: On any date of determination, the aggregate of the Purchase Prices for each Transaction under the Facility for which (i) the Repurchase Date has not yet occurred, and/or (ii) Seller has not yet paid the Repurchase Price.

(l)	Repurchase Date: With respect to any Purchased Security, the earliest of (i) the Scheduled Facility End Date (as adjusted pursuant to the definition thereof), (ii) the Repurchase Date with respect to such Purchased Security if a Substitution has occurred with respect to such Purchased Security in accordance with the provisions of Section 6 of this Confirmation, and (iii) such earlier date determined in accordance with the terms of this Confirmation, including as a result of the Deleveraging Requirement.

(m)	Business Day: In the event that any relevant date falls on a day other than a Business Day (as defined below), such date shall be the following Business Day.

(n)	Maximum Facility Size: On the Facility Commencement Date, $100,000,000. The Maximum Facility Size (i) shall be reduced on each Optional Termination Date by the amount specified by Seller in the relevant Optional Termination Notice and (ii) may be increased, from time to time, upon a written agreement by Buyer and Seller in an amount that is at least $10,000,000 (which agreement may be by email).

(o)	Pricing Rate: The sum of (i) the greater of (a) the Benchmark and (b) zero, plus (ii) the Funding Spread.

(p)	Funding Spread: 305 basis points.

(q)	Minimum Funding Spread: 60 basis points.

(r)	Minimum Utilization Size: On any date of determination, the Minimum Utilization Size shall be an amount equal to the product of (i) the Maximum Facility Size as of such date, multiplied by (ii) the Minimum Utilization Rate as of such date.

"Minimum Utilization Rate" means, with respect to any date of determination, the percentage determined in accordance with the table below:

Each date falling in a period		Minimum Utilization Rate
From (and including)	To (but excluding)
The Facility Commencement Date	One month anniversary of the Facility Commencement Date	20%
One month anniversary of the Facility Commencement Date	Two month anniversary of the Facility Commencement Date	50%
Two month anniversary of the Facility Commencement Date	The date that is two calendar months prior to the Scheduled Facility End Date (as adjusted pursuant to the definition thereof)	80%
The date that is two calendar months prior to the Scheduled Facility End Date (as adjusted pursuant to the definition thereof)	The date that is one calendar month prior to the Scheduled Facility End Date (as adjusted pursuant to the definition thereof)	50%
The date that is one calendar month prior to the Scheduled Facility End Date (as adjusted pursuant to the definition thereof)	The Scheduled Facility End Date (as adjusted pursuant to the definition thereof)	20%

(s)	Price Differential Payments: On each Price Differential Payment Date, Seller shall pay to Buyer in respect of each Transaction an amount (each, a “Price Differential Payment”) equal to the sum of the products calculated for each day during the Price Differential Calculation Period ending on (but excluding) such Price Differential Payment Date as follows:

(i)	the Pricing Rate for such Price Differential Calculation Period;

multiplied by

(ii)	the Purchase Price as of such date;

multiplied by

(iii)	1/360.

Paragraph 11 of the Agreement shall be amended by adding the words to (ii) of the first paragraph “or Seller fails to pay a Price Differential Payment on or before the applicable Price Differential Payment Date and such failure is not remedied on or before the first Business Day following the applicable Price Differential Payment Date” immediately after the words “Repurchase Date”.

Until the Repurchase Price is reduced to zero in accordance with the following sentence, the Repurchase Price shall (without limitation and for all purposes, including determining the amount payable under Paragraph 11(b) of the Agreement) include all Price Differential Payments that have fallen due for payment, but which remain unpaid. Accordingly, upon payment by Seller of a Price Differential Payment in respect of a Price Differential Payment Date, the portion of the Repurchase Price attributable to Price Differential Payments shall be reduced by an amount equal to such Price Differential Payment.

For the avoidance of doubt, (1) there shall be no double counting in respect of the Price Differential Payment due on the final Price Differential Payment Date and the Repurchase Price payable on the Repurchase Date and (2) the above provisions with respect to Price Differential Payments shall be deemed to replace the provisions in the Agreement with respect to Price Differential.

(t)	Price Differential Payment Dates: The last Business Day of each of October, January, April and July; provided, that the first Price Differential Payment Date shall be October 30, 2026, and the last Price Differential Payment Date shall be the final Repurchase Date.

(u)	Funding Payment: On each Price Differential Payment Date, Seller shall pay to Buyer an amount (each a “Funding Payment”) equal to the greater of (i) zero and (ii) the sum of the products calculated for each day during the Price Differential Calculation Period ending on (but excluding) such Price Differential Payment Date as follows:

(i)	the Funding Spread as of such date,

multiplied by

(ii)	the excess, if any, of (x) the Minimum Utilization Size as of such date, minus (y) the Aggregate Purchase Price as of such date,

multiplied by

(iii)	1/360.

(v)	Utilization Payment: On each Price Differential Payment Date, Seller shall pay to Buyer an amount (each a “Utilization Payment”) equal to the greater of (i) zero and (ii) the sum of the products calculated for each day during the Price Differential Calculation Period ending on (but excluding) such Price Differential Payment Date as follows:

(i)	the Minimum Funding Spread as of such date,

multiplied by

(ii)	the excess, if any, of (x) the Maximum Utilization Size as of such date minus (y) the greater of (A) Aggregate Purchase Price as of such date, and (B) the Minimum Utilization Size as of such date multiplied by

(iii)	1/360.

“Maximum Utilization Size” means, as of any date, the lesser of (i) the product of (x) the Aggregate Market Value as of such date, multiplied by (y) 0.2, and (ii) 100,000,000.

(w)	Price Differential Calculation Period: Each period from and including a Price Differential Payment Date to, but excluding the immediately following Price Differential Payment Date; provided that (a) the initial Price Differential Calculation Period with respect to each Transaction will commence on and include the Purchase Date with respect to such Transaction, (b) the final Price Differential Calculation Period with respect to each Transaction will end on but exclude the final Repurchase Date with respect to such Transaction, (c) the initial Price Differential Calculation Period with respect to the Funding Payments and Utilization Payments will commence on and include the Facility Commencement Date, and (d) the final Price Differential Calculation Period with respect to the Funding Payments and the Utilization Payments will end on but exclude the Facility End Date.

(x)	Makewhole Payment: On each Optional Termination Date or Accelerated Repurchase Date, Seller shall pay to Buyer, in addition to any other amounts payable under the Agreement, the applicable Makewhole Amount.

(y)	Haircut:

The “Haircut” shall be a percentage determined by Buyer, in Buyer’s sole discretion, communicated to Seller on the Purchase Date for each Purchased Security and set out in Appendix 1 to this Confirmation (as such Appendix may be updated by Buyer from time to time).

The “Haircut Amount” of a Purchased Security as of the Purchase Date shall be the Haircut multiplied by the Day One Market Value of such Purchased Security as of the Purchase Date.

(z)	Excess Cashflow Payment:

(i)	“Excess Cashflow Payment” means, with respect to each Price Differential Payment Date, an amount equal to the product of:

(A)

1.	the aggregate amount with respect to the Price Differential Calculation Period ending on (but excluding) such Price Differential Payment Date of Income actually received with respect to all Portfolio Securities;

minus

2.	the aggregate amount of all Price Differential Payments payable by Seller with respect to all Transactions on such Price Differential Payment Date (as determined by Buyer),

multiplied by

(B)	the Excess Cashflow Percentage with respect to such Price Differential Payment Date.

(ii)	Each Excess Cashflow Payment shall be applied on the relevant Price Differential Payment Date toward the reduction of the Purchase Price of each Transaction on a pro rata basis based on outstanding Purchase Price of each Transaction immediately before application of such Excess Cashflow Payment (and subject to the provisions of sub-sections (iii) and (iv) below).

(iii)	The Excess Cashflow Payment with respect to each Price Differential Payment Date shall be determined after taking into account all actions taken by Seller on such Price Differential Payment Date (if any) that were required to comply with the Deleveraging Requirement (including, without limitation, the designation of any Repurchase Date with respect to any Transaction and any corresponding change in the LTV Ratio).

(iv)	The Transfer by Seller of any Cash or Securities to the Account on any Price Differential Date shall not be taken into account for purposes of the determination of any Excess Cashflow Payment on such Price Differential Payment Date.

(v)	No Excess Cashflow Payment shall be made by Seller on any Price Differential Payment Date on which the Excess Cashflow Percentage is zero.

(aa)	Excess Cashflow Percentage: With respect to a Price Differential Payment Date, a percentage determined in accordance with the table below:

LTV Ratio	Excess Cashflow Percentage
If the LTV Ratio on such Price Differential Payment Date is less than 35%	0%
If the LTV Ratio on such Price Differential Payment Date is greater than or equal to 35% but less than 37.5%	33.0%
If the LTV Ratio on such Price Differential Payment Date is greater than or equal to 37.5% but less than 40%	66.0%
If the LTV Ratio on such Price Differential Payment Date is greater than or equal to 40%	100%

(bb)	Buyer's Bank Account(s) Details: To be advised.

(cc)	Seller's Bank Account(s) Details:

Acct #:

Account Name:

ABA #:

Bank Name:

(dd) Structuring and Legal Costs: On or promptly after the Facility Commencement Date, Seller shall (i) pay a one-time non-refundable transaction fee of $500,000 to Buyer and (ii) reimburse Buyer for all reasonable legal costs and expenses of Buyer's outside counsel in connection with this Facility (including, without limitation, the preparation, negotiation and execution of the Agreement and the Account Control Agreement) in an amount not to exceed $75,000.

(ee) Paragraph 13. For the purposes of Paragraph 13 of the Agreement:

In lieu of the notice recipients specified in Annex II of the Agreement:

(i) a copy of notices to Party A with respect to this Confirmation should be sent to the following:

Documentation Issues:

Nomura Securities International, Inc.

Address:

Attention:

Tel:

Fax:

Operational Issues and Trading:

Nomura Securities International, Inc.
Address:
Attention:
Tel:
E-mail:	; and

(ii) a copy of notices to Party B with respect to this Confirmation should be sent to the following:

Flat Rock Opportunity Fund

Address:

Tel:

Attention:

E-mails:

2.	Additional Definitions

(a)	“Accelerated Repurchase Date” means the date on which Buyer has exercised the option (or such option has been deemed to have been exercised upon the occurrence of an Act of Insolvency) to declare an Event of Default with respect to Seller under the Agreement.

(b)	"Account" means the securities account or accounts and any deposit account of Seller (whether held in the name of Seller or in the name of the Custodian) held with the Custodian and pledged in favor of Buyer pursuant to Section 11 of this Confirmation and subject to the Account Control Agreement in favor of Buyer.

(c)	"Account Control Agreement" means the account control agreement dated as of the Facility Commencement Date among Buyer, Seller and the Custodian, acting as securities intermediary, as the same may be amended, modified or otherwise supplemented from time to time.

(d)	"Affiliate" or "Affiliated" means, with respect to a specified person, any other person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such person. For the purposes of this definition, "control" of a person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors, managers or other governing position of such persons or (y) to direct or cause the direction of the management and policies of such person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(e)	“Aggregate Market Value” means, as of any date of determination by the Securities Valuation Agent, the sum of the Market Value of all Portfolio Securities as of such date; provided that the Market Value of (i) the portion of any Portfolio Security that is in excess of any Portfolio Concentration Limit as of such date of determination, and (ii) any Portfolio Security that is an Ineligible Portfolio Security as of such date of determination, as determined in each case by the Securities Valuation Agent, without double counting, shall be zero.

(f)	"Benchmark" means Term SOFR.

(g)	“BSL CLO Security” means a CLO Security issued by a CLO which holds primarily broadly syndicated loans.

(h)	“Business Day” means any day other than a Saturday or Sunday on which commercial banks in New York are open for business.

(i)	“CLO” means a special purpose vehicle established for the purpose of acquiring and holding a portfolio of broadly syndicated loans or middle market loans and issuing multiple tranches of rated and/or unrated securities, the repayment of and return on which is derived from and secured by such loans.

(j)	“CLO Security” means a Security issued by a CLO.

(k)	“Closed End Fund Investment” means a Security issued by a pooled investment vehicle with a fixed, stated or otherwise determinable wind-up date, after which such vehicle is required by its governing documents to be dissolved or liquidated, subject to any extensions permitted under such vehicle’s governing documents.

(l)	"Custodian" means U.S. Bank National Association, and any successor in interest thereto.

(m)	“Designated Maturity” means three months.

(n)	“Eligible Security List” means the list of eligible asset types set forth in Appendix 3 hereto, which Appendix may be amended with the written consent of Buyer and Seller (which may be by email); provided that, for the avoidance of doubt, notwithstanding its inclusion as an asset type on the Eligible Security List, each Portfolio Security shall be required to satisfy the Portfolio Security Criteria and shall be subject to the Portfolio Concentration Limits.

(o)	“Equity CLO Security” means a Security representing an economic equity interest in a CLO.

(p)	“Ineligible Portfolio Security” means, as of any date of determination, a Portfolio Security that fails to satisfy any Portfolio Security Criteria.

(q)	“Investment Company Act” means the Investment Company Act of 1940, as amended.

(r)	“Makewhole Amount” means, on any date, an amount, as determined by Buyer, equal to the present value as of such date of the Price Differential Payments which would accrue from (and including) that date to (and including) the Scheduled Facility End Date (as adjusted pursuant to the definition thereof) (the “Relevant Cash Flows”), assuming that from and after such date (x) with respect to an Optional Termination Date, the relevant portion of the Maximum Facility Size that is being reduced on such Optional Termination Date shall be deemed to have a Purchase Price equal to the amount of such reduction or (y) with respect to an Accelerated Repurchase Date, the Purchase Price would be equal to the Aggregate Purchase Price with respect to all Transactions as of such date. The present value shall be calculated by Buyer by discounting the Relevant Cash Flows using the US Swap Rates Act/360 Curve published by Bloomberg (or any successor thereof).

(s)	“Market Price” means, with respect to any Security and any Business Day, the bid side price for such Security (excluding the value of announced but unpaid amortizations for which an Income payment date has occurred with respect to such Security, as well as any accrued but unpaid interest on such Security, if any) as of the close of business in New York on such Business Day, as determined by the Securities Valuation Agent in its good faith discretion, expressed as a percentage of the outstanding face amount.

(t)	“Market Value” means, subject to the provisions of Section 8 of this Confirmation, with respect to any Security and any Business Day, an amount in USD determined by the Securities Valuation Agent equal to the product of (x) the outstanding face amount of such Security as of such Business Day and (y) the Market Price of such Security as of such Business Day; provided that, the Market Value of any USD cash shall be the face amount thereof. The Securities Valuation Agent will notify Seller of its calculations not later than 11:00 a.m. New York time on the following Business Day; provided that it will not be a breach of the Agreement if such failure to notify is a result of an administrative or operational error.

(u)	“MML CLO Security” means a CLO Security issued by a CLO which holds primarily middle-market loans.

(v)	“Net Asset Value” means, with respect to Seller, the gross assets of Seller less the aggregate amount of all liabilities of Seller (including all absolute and contingent liabilities of any kind, excluding any Preferred Equity) and shall be determined in accordance with generally accepted accounting principles in the country in which Seller is organized and on a basis consistent with prior periods.

(w)	"Pledged Security" means a Security that is pledged by Seller to Buyer pursuant to Section 11 of this Confirmation and standing to the credit of the Account including, for the avoidance of doubt, any cash or cash equivalent denominated in USD standing to the credit of the Account. The Pledged Securities shall be set out in Appendix 2 to this Confirmation, as adjusted from time to time by the Securities Valuation Agent.

(x)	"Portfolio Concentration Limits" means, in respect of the Portfolio Securities and on any date of determination by Buyer, each of the following thresholds:

(i)	the quotient of: (a) the aggregate Market Value of Portfolio Securities that have a current average rating of “B-” (or equivalent) or better (such average rating determined by taking the middle of the current ratings issued by the Specified NRSROs) and (b) the Aggregate Market Value, is no less than 5%;

(ii)	the quotient of: (a) the aggregate Market Value of Portfolio Securities that are not BSL CLO Securities and (b) the Aggregate Market Value, is no greater than 70%;

(iii)	the quotient of: (a) the aggregate outstanding principal amount of Portfolio Securities that are the same tranche or issuance (but excluding any Equity CLO Securities) and (b) the aggregate outstanding principal amount of all securities in such tranche or issuance, as applicable, is no greater than 75%;

(iv)	the quotient of: (a) the aggregate Market Value of Portfolio Securities with a bona fide, irrevocable and actionable bid price (expressed as a percentage of the outstanding principal amount thereof) below 35% and (b) the Aggregate Market Value, is no greater than 15%;

(v)	the quotient of: (a) the aggregate Market Value of any Portfolio Security represented by the same class and/or tranche of the same instrument and (b) the Aggregate Market Value, is no greater than 5%;

(vi)	the quotient of: (a) the aggregate Market Value of Portfolio Securities that are Rated Feeder Securities and (b) the Aggregate Market Value, is no greater than 10%;

(vii)

(A)       the quotient of: (a) the aggregate Market Value of Portfolio Securities that are BSL CLO Securities the issuers of which are managed, serviced, advised or whose investment decisions are made or determined by the same entity or Affiliated entities and (b) the Aggregate Market Value, is no greater than 15%; and

(B)       the quotient of: (a) the aggregate Market Value of Portfolio Securities that are MML CLO Securities the issuers of which are managed, serviced, advised or whose investment decisions are made or determined by the same entity or Affiliated entities and (b) the Aggregate Market Value, is no greater than 15%;

(viii)	the quotient of: (a) the aggregate Market Value of Portfolio Securities which are Warehouse Securities and (b) the Aggregate Market Value, is no greater than 10%;

(ix)	the quotient of: (a) the aggregate Market Value of Equity CLO Securities issued by CLOs whose reinvestment period has terminated or which are otherwise no longer permitted to purchase new loans or other assets pursuant to the terms of the indenture or other applicable governing agreement of such CLO, and (b) the Aggregate Market Value, is no greater than 15%;

(x)	the quotient of: (a) the aggregate Market Value of Portfolio Securities which are issued in definitive certificated (and not global) form, and (b) the Aggregate Market Value, is no greater than 20%; and

(xi)	the quotient of: (a) the sum of (x) the aggregate Market Value of BSL CLO Securities which have more than 20% of underlying assets (determined by aggregate outstanding principal amount) that have a current average rating of “CCC+” (or equivalent) or lower (such average rating determined by taking the middle of the current ratings issued by the Specified NRSROs) plus (y) the aggregate Market Value of MML CLO Securities which have more than 25% of underlying assets (determined by aggregate outstanding principal amount) that have a current average rating of “CCC+” (or equivalent) or lower (such average rating determined by taking the middle of the current ratings issued by the Specified NRSROs), and (b) the Aggregate Market Value, is no greater than 10%.

(y)	"Portfolio Security" means a Security that is a Purchased Security or a Pledged Security.

(z)	“Portfolio Security Criteria” means, as of any date of determination with respect to any Portfolio Security, each of the following criteria:

(i)	such Portfolio Security is a CLO Security or, solely with respect to a Pledged Security, an asset type set forth in the Eligible Security List;

(ii)	other than with respect to a Warehouse Security, Seller and its Affiliates are not obligors in respect of such Portfolio Security and do not provide credit enhancement with respect to such Portfolio Security or any obligor of such Security;

(iii)	Buyer and its Affiliates are not obligors in respect of such Portfolio Security and do not provide credit enhancement with respect to such Portfolio Security or any obligor of such Security;

(iv)	such Portfolio Security is not subject to transfer restrictions other than those arising from (i) Rule 144A or Regulation S under the Securities Act, or (ii) Section 3(c)(7) of the Investment Company Act;

(v)	other than with respect to a Rated Feeder Security or a Warehouse Security, prices are available for such Portfolio Security from a market maker or widely accepted pricing service (including, without limitation, S&P Global and IHS Markit); provided that, for the avoidance of doubt, no pricing shall be required to be obtained for any Portfolio Security with respect to any side letter or fee rebate entered into by Seller with respect to such Portfolio Security;

(vi)	other than with respect to an Equity CLO Security, a Rated Feeder Security or a Warehouse Security, the remaining obligations payable under such Portfolio Security do not solely consist of principal payments;

(vii)	no conservator, receiver or liquidator has been appointed with respect to the underlying pool of assets which serve as collateral for such Portfolio Security;

(viii)	no default, event of default, acceleration or any similar event has occurred with respect to such Portfolio Security;

(ix)	with respect to a CLO Security, the relevant CLO issuer is not in breach of any overcollateralization test;

(x)	with respect to a CLO Security, the collateral manager, investment advisor or other entity which controls the investment discretion of the relevant CLO issuer, together with its Affiliates, has more than $2,000,000,000 of assets under management;

(xi)	with respect to an MML CLO Security, (x) its Market Price is not less than 30% and (y) its overcollateralization cushion is not less than 1%;

(xii)	such Portfolio Security is not a defaulted Security; and

(xiii)	solely with respect to a Pledged Security that is a preferred share, such Pledged Security was not issued by an entity that is in default under any of its obligations under any of its agreements.

(aa)	“Potential Seller Event of Default” means any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default with respect to Seller.

(bb)	“Preferred Equity” means (i) the preferred equity security issued by Seller prior to the Facility Commencement Date in an aggregate amount equal to $45,000,000; or (ii) any preferred equity security issued by Seller after the Facility Commencement Date that is (x) unsecured, (y) subordinated in right of payment to all obligations of Seller under the Agreement (including, without limitation, this Confirmation) and (z) issued with Buyer’s prior written consent (which consent may be by email).

(cc)	“Rated Feeder Securities” means Securities issued by a special purpose vehicle that invests in a master fund which master fund invests primarily in private credit assets and which are (i) equity Securities, or (ii) debt Securities which are rated by at least one Specified NRSRO.

(dd)	“Securities Act” means the Securities Act of 1933, as amended.

(ee)	“Securities Valuation Agent” means Buyer, acting in good faith and in a commercially reasonable manner unless otherwise expressly provided for herein.

(ff)	“Specified NRSRO” means (a) KBRA, Moody’s, S&P, Fitch and DBRS, or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by Buyer in its sole discretion.

(gg)	“Term SOFR” means the Term SOFR Reference Rate for a tenor equal to the Designated Maturity on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the period of the Designated Maturity, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Date; provided, further, that if Term SOFR determined as provided above shall ever be less than zero, then Term SOFR shall be deemed to be zero. Notwithstanding the foregoing, if Buyer determines in its reasonable discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Term SOFR Reference Rate, the Term SOFR Reference Rate is no longer in existence, or the date has occurred on or after which the Term SOFR Reference Rate is no longer made available or used for determining the interest rate of loans or repurchase transactions as set forth by the Term SOFR Administrator or a governmental authority having jurisdiction over Buyer, or if the last available Term SOFR Reference Rate is more than three (3) U.S. Government Securities Business Days prior to the relevant Periodic Term SOFR Determination Date, Buyer may give prompt written notice thereof to Seller, whereupon the Term SOFR Reference Rate for such period, and for all subsequent periods until such notice has been withdrawn by Buyer, shall be an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein), as agreed by the parties acting in good faith; provided, however, if the parties acting in good faith are unable to agree on any alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein), within two Business Days, then the original determination or calculation made by Buyer shall govern.

(hh)	“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Securities Valuation Agent in its reasonable discretion).

(ii)	“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

(jj)	“USD” means the lawful currency of the United States of America.

(kk)	“U.S. Government Securities Business Day” means any day except for: (i) Saturday; (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(ll)	“Warehouse Security” means a Security representing an interest (whether debt or equity) in a special purpose entity established by Seller that aggregates assets for purposes of subsequent inclusion of such assets in a CLO or other securitization vehicle.

3.	Initiation; Confirmation; Termination

The last sentence of Paragraph 3(b) of the Agreement will be deleted in its entirety.

4.	Deleveraging Requirement

(a)	Paragraph 4 of the Agreement shall not apply to any Transaction hereunder; provided that Seller shall be required to comply with the provisions of this Section 4, including, without limitation, the Deleveraging Requirement.

(b)	If, on any date of determination by Buyer, the LTV Ratio is greater than the LTV Threshold (a "Leverage Threshold Event"), Seller shall take such actions as may be required to comply with the Deleveraging Requirement including, without limitation, designating a Repurchase Date with respect to any Transaction or portion thereof which, after payment of the relevant Repurchase Price, would be sufficient to cause such Leverage Threshold Event to cease to exist.

(c)	Failure by Seller to comply with the Deleveraging Requirement after the occurrence of a Leverage Threshold Event (such failure, a "Deleveraging Requirement Breach") shall be an Event of Default as set out in Section 10 of this Confirmation.

(d)	For purposes of this Confirmation:

(i)	“Deleveraging Requirement” means the requirement that Seller take such actions as may be necessary after the occurrence of a Leverage Threshold Event to reduce the Aggregate Purchase Price such that no Leverage Threshold Event exists by not later than 1 Business Day after the earlier of (i) the date that Buyer has notified Seller of the occurrence of a Leverage Threshold Event and (ii) the date that Seller has knowledge of the occurrence of such Leverage Threshold Event; provided that, any reduction of the Aggregate Purchase Price to comply with the Deleveraging Requirement shall be in an amount not less than $2,000,000.

(ii)	"LTV Ratio" means, as of any date of determination by Buyer, the ratio, expressed as a percentage, obtained by dividing (i) the Aggregate Purchase Price as of such date by (ii) the Aggregate Market Value as of such date.

(iii)	"LTV Threshold" means an LTV Ratio of 40%.

(e)	Notwithstanding any provision of the Agreement or this Confirmation Seller may not enter into any Transaction with Buyer (including by way of an Addition) or effect any Substitution (and Buyer will not agree to any such Transaction or Substitution) if on such date the LTV Ratio (as determined by Buyer) is greater than 20%.

(f)	Until the occurrence of the Facility End Date with respect to the entire Maximum Facility Size as of such date and notwithstanding anything to the contrary in the Agreement, no Event of Default under Paragraph 11(xiii) (Net Asset Value Decline) or Paragraph 11(xiv) (Net Asset Value Floor) of the Agreement (as modified by Annex I) shall occur with respect to Seller on any date unless a Leverage Threshold Event has occurred and is continuing as of such date, and the Agreement shall be deemed to be amended hereby accordingly.

5.	Income Payments

For the purposes of Paragraph 5 of the Agreement, references to amounts of any Income paid by the issuer of any Securities shall be construed as an amount received by a notional holder of Equivalent Securities who has the same tax status as Buyer (after any withholding or deduction for or on account of taxes or duties). Any payment required to be made by Buyer under Paragraph 5 of the Agreement in respect of the Transactions shall not be subject to the requirement to pay an additional amount pursuant to Paragraph 6(b) of the Agreement and shall instead be paid net of any withholding or deduction for or on account of any taxes or duties.

6.	Additions and Substitutions

(a)	Addition Process:

Subject to the provisions of Section 4(e) of this Confirmation, Seller may from time to time by sending a written notice to Buyer (such notice to be delivered prior to 12:00 noon New York time, and any notice delivered after such time shall be deemed delivered on the following Business Day) specifying (x) the face value amount of the relevant Security to be the subject of a Transaction hereunder, (y) the CUSIP, ISIN, Bloomberg security description and current outstanding face value of the relevant Security as of the proposed Purchase Date and (z) a proposed Purchase Date occurring not earlier than two (2) Business Days from the date of such notice (a “Portfolio Adjustment Notice”), designate any Business Day to adjust the Portfolio (any such adjustment a “Portfolio Adjustment”) by either (a) designating a new proposed Purchased Security to be added to the Portfolio and become the subject of a Transaction hereunder (an “Addition”) or (b) substituting a new proposed Purchased Security for an existing Purchased Security (a “Substitution”) (either such new security under (a) or (b), a “New Purchased Security”); provided that (i) no Potential Seller Event of Default or Event of Default has occurred and is continuing in relation to Seller; (ii) the Aggregate Purchase Price following such Addition or Substitution, as applicable, does not exceed the Maximum Facility Size; (iii) such New Purchased Security complies with the Portfolio Security Criteria; and (iv) the Addition or Substitution of such New Purchased Security would result in the Portfolio Securities being in compliance with the Portfolio Concentration Limits or, as a result of such Addition or Substitution, any non-compliance with the Portfolio Concentration Limits would be maintained or improved. Seller may make more than one Substitution and/or Addition pursuant to the same Portfolio Adjustment Notice, provided that compliance with the provisions in the proviso in the immediately preceding sentence shall be determined on a collective basis with respect to all New Purchased Securities subject to an Addition and/or Substitution in connection with such Portfolio Adjustment Notice. If a Potential Seller Event of Default has occurred and is continuing at the time Buyer receives a Portfolio Adjustment Notice, then Buyer shall provide Seller with notice specifying the Potential Seller Event of Default with evidence or information that would reasonably show the occurrence thereof. If Seller does not cure the Potential Seller Event of Default within one Business Day following the delivery of such Buyer’s notice, then no Addition or Substitution of a New Purchased Security may be effected under this sub-section and the Portfolio Adjustment Notice previously delivered by Seller to Buyer shall be deemed ineffective.

(b)

(i)	Within two Business Days of delivery of a Portfolio Adjustment Notice, Seller shall provide Buyer with any other information regarding the proposed New Purchased Securities that may be reasonably requested by Buyer.

(ii)	Within three Business Days of receipt of such information, Buyer shall notify Seller if Buyer concludes in its sole discretion that the New Purchased Securities are approved for inclusion in the Portfolio (such notice, the “Acceptance Notice”).

(iii)	On the later of (x) one Business Day of receipt of the Acceptance Notice and (y) the Purchase Date originally specified by Seller in the Portfolio Adjustment Notice, a Purchase Date for the New Purchased Securities shall occur on which Seller shall transfer the New Purchased Securities to Buyer; and

(A)	in the case of an Addition, Buyer will pay the Purchase Price to Seller and update Appendix 1 accordingly; or

(B)	in the case of a Substitution, once Buyer has received the relevant New Purchased Securities, the Repurchase Date will be deemed to have occurred with respect to the substituted Purchased Securities and Buyer will promptly transfer the substituted Purchased Securities to Seller and update Appendix 1 accordingly. No amount will be payable by one party to the other party hereunder in connection with any Substitution unless the aggregate Purchase Price of the substituted Purchased Securities differs from the aggregate Purchase Price of the New Purchased Securities, in which case, on the relevant Repurchase Date (x) to the extent the aggregate Purchase Price of the New Purchased Securities is greater than the aggregate Purchase Price of the substituted Purchased Securities, Buyer shall pay to Seller an amount equal to such excess (and the Aggregate Purchase Price shall be increased by such amount) and (y) to the extent the Purchase Price of the substituted Purchased Securities is greater than the Purchase Price of the New Purchased Securities, Seller shall pay to Buyer an amount equal to such excess (and the Aggregate Purchase Price shall be decreased by such amount).

7.	Counterparts

This Confirmation may be executed in any number of counterparts, all of which, taken together will constitute one and the same agreement, and any party (including any duly authorized representative of a party) may enter into this Confirmation by executing a counterpart.

8.	Dispute Resolution

If Seller, acting in good faith and a commercially reasonable manner, disagrees with the Securities Valuation Agent’s calculation of the Market Price of any Portfolio Security (each such calculation, an "Original Calculation"), then:

(a)	Seller must notify the Securities Valuation Agent of such dispute by electronic message (such notice, the “Dispute Notice”) no later than the close of business in New York on the Business Day following the date of the applicable Original Calculation;

(b)	notwithstanding the delivery of a Dispute Notice, if any reduction in the Aggregate Purchase Price is required to be effected by Seller to comply with the Deleveraging Requirement pursuant to the terms of Section 4 of this Confirmation, such reduction (and any related payment of any Repurchase Price) shall be made by Seller based on the Original Calculation and the relevant provisions of Paragraph 11 of the Agreement will apply to any failure to make any such transfer;

(c)	the parties will consult with each other in good faith in order to resolve the dispute; and

(d)	if the parties fail to resolve the dispute by 12:00 p.m. New York time on the Business Day following the date on which the Dispute Notice is delivered, then Seller may solicit third party nationally recognized broker dealers (which are active in the market for similar Securities) to provide firm executable bids to Buyer for the aggregate outstanding principal amount of each disputed Portfolio Securities included in the relevant Dispute Notice (“Executable Bids”), in each case by 4:00 p.m. New York time on such Business Day. If at least two (2) Executable Bids are received with respect to a disputed Security, the Market Price for such Security shall be determined in accordance with the arithmetic mean of the two highest such firm Executable Bids. For the avoidance of doubt, if at least two Executable Bids are not received with respect to a disputed Security, then the Market Price for such Security shall be the Original Calculation.

Upon request by Seller, Buyer shall provide evidence of the firm Executable Bids obtained pursuant to this sub-section (d) to Seller. Such evidence may include, but is not limited to, the name of each market maker and pricing obtained from each such market maker.

Seller and Buyer shall make appropriate payments or transfers based on any adjustments in the Market Price applicable to a Purchased Security based on the foregoing on the Business Day following such adjustment.

9.	Additional Representations and Covenants

Seller represents, warrants and covenants to Buyer that:

(a)	The Facility and each Transaction hereunder, and all other actions contemplated by this Confirmation in connection with such Transactions, do not and will not (i) constitute prohibited transactions under Section 406 of ERISA or Section 4975 of the Code with respect to Seller or (ii) constitute prohibited or similar restricted transactions under any federal, state or local law, regulation, rule, policy or procedure which is substantially similar to ERISA or Section 4975 of the Code, in each case other than to the extent exempt by reason of an applicable statutory or administrative exemption for which any applicable conditions have been satisfied by Seller. Seller shall be deemed to repeat the foregoing representations and warranties on the Purchase Date for each Transaction and each shall continue until settlement on the Repurchase Date of any such Transaction;

(b)	Seller is relying solely on its own legal, regulatory, tax, accounting and other advisors to determine the appropriateness or suitability of the Facility and each Transaction hereunder for its purposes;

(c)	all assets held or acquired by Seller at any time, excluding any Purchased Securities, shall be subject to the security interest granted by Seller to Buyer pursuant to Section 11 of this Confirmation and Seller shall not sell, dispose of or otherwise transfer any Pledged Securities (or any of its other assets) from the Account without Buyer’s prior written consent (which may be by email) and in accordance with the terms of the Account Control Agreement;

(d)	Seller shall not incur any debt (other than under this Facility) until the Facility End Date has occurred, other than any Preferred Equity;

(e)	Seller shall deliver to Buyer (which may be by email) on the first Business Day of each week a written report stating (x) the prices of each Portfolio Security obtained by Seller from a third party pricing service (including, without limitation, IHS Markit) as of such date (a “Pricing Report”) and (y) the Net Asset Value of Seller as of such date;

(f)	Seller has not relied upon Buyer or any of its officers, directors, employees, affiliates or representatives in making such determination; and

(g)

(i)	Seller is duly registered with The Securities and Exchange Commission (the "SEC") under the Investment Company Act as a closed-end, non-diversified management investment company, and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the knowledge of Seller, threatened by the SEC;

(ii)	Seller is, and at all times through the completion of the transactions contemplated hereby, will be, in compliance with the applicable provisions of the Securities Act, the Investment Company Act and the rules and regulations of the SEC under the Securities Act and the Investment Company Act, and notification of the registration of Seller as an “investment company” under the Investment Company Act has been duly filed with the SEC;

(iii)	Seller has not received any notice from the SEC pursuant to Section 8(e) of the Investment Company Act with respect to the notification; and

(iv)	Seller maintains an “Asset Coverage” (as defined in Section 18(h) of the Investment Company Act), equal to or greater than the applicable requirements of the Investment Company Act.

10.	Events of Default

During the term of this Facility, it shall be an additional Event of Default in relation to Seller for purposes of Paragraph 11 of the Agreement if:

(a)	Seller breaches any term of the Account Control Agreement that has an adverse effect on (i) Seller or Seller’s ability to perform its obligations under the Agreement or the Account Control Agreement or (ii) Buyer’s rights under the Account Control Agreement, under the Agreement or with respect to any of the Pledged Securities; provided, that, if such breach is, in Buyer’s discretion, not material or materially adverse to Seller’s ability to perform under the Account Control Agreement or Buyer’s rights thereunder, it shall not constitute an Event of Default unless Seller has failed to remedy such breach within two (2) Business Days following the earlier of (x) Seller becoming aware of such breach or (y) Seller receiving notice of such breach from Buyer or Custodian;

(b)	a Deleveraging Requirement Breach has occurred;

(c)	any lien (other than (x) the lien granted by Seller to Buyer pursuant to Section 11 of this Confirmation, or (y) any permitted custodial lien granted by Seller to the Custodian under the Account Control Agreement) is created on the Pledged Securities;

(d)	Seller fails to pay a Utilization Payment, a Funding Payment or an Excess Cashflow Payment to Buyer on or before the applicable Price Differential Payment Date and such failure is not remedied on or before the first Business Day following the applicable Price Differential Payment Date; or

(e)	Seller fails to perform any covenant or obligation with respect to it set forth in Section 9 of this Confirmation, including, without limitation, Seller’s obligation to deliver Pricing Reports; provided that Seller’s failure to deliver a Pricing Report shall not constitute an Event of Default unless Seller has failed to remedy such failure within two (2) Business Days following the earlier of (x) Seller becoming aware of such failure or (y) Seller receiving notice of such failure from Buyer.

11.	Security Interest

(a)	Grant

(i)	As collateral security for the prompt payment in full and performance when due of Seller’s present and future obligations under the Agreement (its “Obligations”) Seller hereby grants to Buyer a first priority continuing security interest in, lien on and right of set off against, all of Seller’s right, title and interest in all of the assets of Seller, including Seller’s rights under the Pledged Securities, the Account Control Agreement, the Account and all assets credited to and funds on deposit in the Account and all proceeds of the foregoing, in each case whether now owned or hereafter acquired or controlled and whether now existing or hereafter coming into existence (but excluding the Purchased Securities) (collectively, the “Collateral”). Upon the release from the Account of any Pledged Securities and/or proceeds thereof, the security interest and lien granted hereunder on such Collateral will be released immediately and, to the extent possible, without any further action by either party.

(b)	Rights and Remedies

If at any time an Event of Default with respect to Seller has occurred and is continuing, then, unless Seller has paid all of its Obligations that are then due and payable in full, Buyer may exercise one or more of the following rights and remedies:

(i)	all rights and remedies available to a secured party under applicable law (including, without limitation, the Uniform Commercial Code as from time to time in effect in the specified jurisdiction (the “UCC”)) with respect to the Collateral;

(ii)	the right to set-off any amounts payable by Seller with respect to any Obligations against any Collateral or the cash equivalent of any Collateral (or any obligation of Buyer to Transfer such Collateral); and

(iii)	the right to liquidate any Collateral through one or more public or private sales or other dispositions with such notice, if any, as may be required under the UCC or any other applicable law, free from any claim or right of any nature whatsoever of Seller, including any equity or right of redemption by Seller (with Buyer having the right to purchase any or all of the Collateral to be sold) and to apply the proceeds (or the cash equivalent thereof) from the sale or liquidation of the Collateral to any amounts payable by Seller with respect to any Obligations in such order as Buyer may elect.

Each party acknowledges and agrees that Collateral in the form of securities may decline speedily in value and is of a type customarily sold on a recognized market, and, accordingly, Seller is not entitled to prior notice of any sale of that Collateral by Buyer, except any notice that is required under applicable law and cannot be waived.

For the avoidance of doubt, Buyer may only deliver a Notice of Exclusive Control (as such term is defined in the Account Control Agreement) if an Event of Default with respect to Seller has occurred and is continuing.

“Transfer” means, for purposes of this Section 11 of this Confirmation, with respect to any Collateral, and in accordance with the instructions of Buyer, as applicable:

(i)	in the case of cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient;

(ii)	in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient; and

(iii)	in the case of securities that can be paid or delivered by book-entry, the giving of written instructions to the relevant depository institution or other entity specified by the recipient, together with a written copy thereof to the recipient, sufficient if complied with to result in a legally effective transfer of the relevant interest to the recipient.

(c)	Excess Proceeds and Final Returns

(i)	Buyer will Transfer to Seller any proceeds and Collateral remaining after liquidation, set-off and/or application pursuant to the terms hereof after satisfaction in full of all amounts payable by Seller with respect to any Obligations; provided, that Seller shall in all events remain liable for any amounts remaining unpaid after any liquidation, set-off and/or application pursuant to the terms hereof.

(ii)	When all Obligations of Seller have been satisfied in full, Buyer will Transfer to Seller all remaining Collateral, if any, and Buyer’s rights under this Section 11 (including the Grant) shall terminate.

(d)	Representations

Seller represents to Buyer (which representations will be deemed to be repeated as of each date on which it, as Seller, Transfers Collateral) that:

(i)	it has the power to grant a security interest in and lien on all Collateral it Transfers to the Account and it has taken all necessary actions to authorize the granting of the security interest and lien pursuant to this Section 11;

(ii)	it is the sole owner of or otherwise has the right to Transfer all Collateral it Transfers to Buyer hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest(s) and lien(s) granted hereunder and under the Account Control Agreement;

(iii)	upon the Transfer of any Collateral to Buyer under the terms of this Section 11, subject to any lien granted in favor of the Custodian under the Account Control Agreement, Buyer will have a valid and perfected first priority security interest therein; and

(iv)	the performance by it of its obligations hereunder will not:

(A)	result in the creation of any security interest, lien or other encumbrance on any Collateral other than the security interest(s) and lien(s) granted hereunder and under the Account Control Agreement; or

(B)	cause a breach under any of its agreements or constitutive documents.

(e)	Further Assurances and Protection

(i)	Promptly following a demand made by Buyer, Seller will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest or lien granted hereunder, to enable that party to exercise or enforce its rights hereunder with respect to Collateral or to effect or document a release of a security interest on Collateral.

(ii)	Seller will promptly give notice to Buyer of, and defend against, any suit, action, proceeding or lien that involves Collateral Transferred by Seller or that could adversely affect the security interest and lien granted by it hereunder, unless that suit, action, proceeding or lien results from the exercise of Buyer’s rights hereunder.

[Signature Pages Omitted]